STOCK PURCHASE AND SALE AGREEMENT




                                  by and among




                              Thermo TerraTech Inc.
                                   (as Buyer)

                                       and

                                Thomas R. Eurich
                              Michael J. Krivitzky
                               Thomas J. McEnhill
                                Bruce M. Bourdon
                                  (the Sellers)





                                  May 12, 1997
PAGE

                                TABLE OF CONTENTS


        ARTICLE 1 - PURCHASE AND SALE OF SHARES                       1

             Section 1.1.   Delivery of Purchased Shares              1
             Section 1.2.   Purchase Price                            1


        ARTICLE 2 - CLOSING                                           2

             Section 2.1.   Time and Place of Closing                 2
             Section 2.2.   Actions to be Taken by the Sellers at
                            the Closing                               2
             Section 2.3.   Action to be Taken by the Buyer at
                            the Closing                               2


        ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF THE SELLERS     3

             Section 3.1.   Authority                                 3
             Section 3.2.   Ownership of Shares; Authority to
                            Transfer                                  3
             Section 3.3.   Brokers and Finders for the Sellers       4
             Section 3.4.   Organization, Qualification and
                            Corporate Power                           4
             Section 3.5.   Capitalization                            4
             Section 3.6.   Section 203 of the Delaware General
                            Corporation Law; Noncontravention         5
             Section 3.7.   Subsidiaries                              6
             Section 3.8.   Reports and Financial Statements          6
             Section 3.9.   Absence of Certain Changes                7
             Section 3.10.  Undisclosed Liabilities                   8
             Section 3.11.  Tax Matters                               8
             Section 3.12.  Assets                                   10
             Section 3.13.  Owned Real Property                      10
             Section 3.14.  Intangibles                              10
             Section 3.15.  Real Property Leases                     11
             Section 3.16.  Contracts                                11
             Section 3.17.  Accounts Receivable                      13
             Section 3.18.  Powers of Attorney                       13
             Section 3.19.  Insurance                                13
             Section 3.20.  Litigation                               13
             Section 3.21.  Employees                                13
             Section 3.22.  Employee Benefits                        14
             Section 3.23.  Environmental Laws                       16
             Section 3.24.  Legal Compliance                         17
             Section 3.25.  Permits                                  17
             Section 3.26.  Certain Business Relationships with
                            Affiliates                               18
             Section 3.27.  Brokers and Finders for the Company      18
             Section 3.28.  Books and Records                        18
             Section 3.29.  Customers and Suppliers                  18
             Section 3.30.  Banking Facilities                       19

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             Section 3.31.  Suretyships                              19
             Section 3.32.  Backlog                                  19
             Section 3.33.  Government Contracts                     19
             Section 3.34.  Inventories                              19
             Section 3.35.  Commission Filings                       20
             Section 3.35.  Disclosure                               20


        ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF THE BUYER      20

             Section 4.1.   Organization                             20
             Section 4.2.   Authorization of Transaction             20
             Section 4.3.   Noncontravention                         21
             Section 4.4.   Brokers and Finders for the Buyer        21


        ARTICLE 5 - CERTAIN COVENANTS                                21

             Section 5.1.   Expenses                                 21
             Section 5.2.   Further Assurances                       21
             Section 5.3.   Releases                                 22
             Section 5.4    Covenant Against Competition             22


        ARTICLE 6 - INDEMNIFICATION                                  23

             Section 6.1.   Indemnification by the Sellers           23
             Section 6.2.   Limitation of Liability of the Sellers   24
             Section 6.3.   Indemnification by the Buyer             25
             Section 6.4.   Limitation of Liability of the Buyer     25
             Section 6.5.   Definition of "Damages"                  26


        ARTICLE 7 - DEFINITIONS                                      26


        ARTICLE 8 - MISCELLANEOUS                                    27

             Section 8.1.   Press Releases and Announcements         27
             Section 8.2.   No Third Party Beneficiaries             28
             Section 8.3.   Entire Agreement                         28
             Section 8.4.   Succession and Assignment                28
             Section 8.5.   Counterparts                             28
             Section 8.6.   Headings                                 28
             Section 8.7.   Notices                                  28
             Section 8.8.   Governing Law                            29
             Section 8.9.   Amendments and Waivers                   29
             Section 8.10.  Severability                             29
             Section 8.11.  Construction                             30
             Section 8.12.  Incorporation of Exhibits and Schedules  31
             Section 8.13.  Survival of Representations and
                            Warranties                               31

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        EXHIBITS

             Exhibit A - Form of Stock Restriction Agreement
             Exhibit B - Form of Letter of Intent
             Exhibit C - Disclosure Schedule

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








                        STOCK PURCHASE AND SALE AGREEMENT

             This Stock Purchase and Sale Agreement is made and entered into on May 12, 1997, by and between Thermo TerraTech Inc., a Delaware corporation (the "Buyer"), and Thomas R. Eurich, Michael
        J. Krivitzky, Thomas J. McEnhill and Bruce M. Bourdon (each such person, individually, a "Seller" and all such persons collectively, the "Sellers").


                                   WITNESSETH:

             WHEREAS, the Sellers collectively own certain outstanding shares (the "Shares") of the capital stock of The Randers Group Incorporated, a Delaware corporation (the "Company");

             WHEREAS, the Buyer wishes to purchase from the Sellers, and the Sellers wish to sell certain of the Shares to the Buyer, upon the terms and conditions herewith set forth below; and

             WHEREAS, the Buyer and the Sellers jointly desire to enter into certain restrictive covenants with respect to the balance of the Shares owned by the Sellers;

             NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and provisions herein contained, the parties hereto, intending to be legally bound, agree as follows:


                                    ARTICLE 1

                           PURCHASE AND SALE OF SHARES

             Section 1.1.  Delivery of Purchased Shares.  At the Closing
                           ----------------------------
        (as defined in Section 2.1 hereof), and subject to the terms and conditions contained in this Agreement, each Seller shall transfer to the Buyer and the Buyer shall acquire from each Seller, all right, title and interest in and to such number of Shares as is set forth opposite each such Seller's name in Column 1 of Schedule 1 hereto (the "Purchased Shares"), free and clear of all liens, encumbrances, charges, equities or restrictions.

             Section 1.2.  Purchase Price.   In exchange for the
                           --------------
        Purchased Shares, and subject to the terms and conditions contained in this Agreement, the Buyer shall pay to the Sellers at the Closing $0.625, in cash, for each Purchased Share acquired by the Buyer (the "Purchase Price").

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                                    ARTICLE 2

                                     CLOSING

             Section 2.1.  Time and Place of Closing.  The closing of the
                           -------------------------
        transactions contemplated by this Agreement (the "Closing") shall take place immediately upon the execution of this Agreement by all of the parties hereto. The Closing shall take place at the offices of McShane & Bowie, P.L.C., counsel to the Sellers and the Company, or at such other location as may be agreed upon by the parties.

             Section 2.2.  Actions to be Taken by the Sellers at the
                           -----------------------------------------
        Closing.  At the Closing, in addition to the taking of such other
        -------
        actions as may be provided in this Agreement, (i) each Seller shall deliver certificates for such Seller's Purchased Shares to the Buyer (or, in the case of Purchased Shares held in brokerage accounts for the benefit of a Seller, irrevocable instructions to such broker to deliver the Purchased Shares to the Buyer), in either case, accompanied by duly executed stock powers; (ii) each Seller shall execute and deliver to the Buyer a Stock Restriction Agreement, in the form set forth as Exhibit A hereto (the "Stock
                                            ------- -
        Restriction Agreements"), with respect to such number of Shares as is set forth opposite each such Seller's name in Column 2 of
        Schedule 1 hereto (the "Restricted Shares"); (iii) each Seller shall deliver certificates for such Seller's Restricted Shares to the Buyer (or, in the case of Restricted Shares held in brokerage accounts for the benefit of a Seller, irrevocable instructions to such broker to deliver the Restricted Shares to the Buyer), in either case, together with instructions to the Company's stock transfer agent to endorse on such certificates the restrictive legend required by Section 4(b) of the Stock Restriction Agreements; (iv) the Sellers shall deliver to the Buyer evidence satisfactory to the Buyer of the repayment in full by First Venture Associates Limited Partnership of the outstanding principal balance of, and all interest accrued through and including December 31, 1996 on, the notes receivable, accrued interest receivable and the accounts receivable described in Note 6 to the Company's consolidated financial statements for the year ended December 31, 1996; (v) the Sellers shall cause the Company to execute and deliver to the Buyer the letter of intent in the form set forth as Exhibit B hereto (the "Letter of Intent"); and
                          ------- -
        (vi) the Sellers shall deliver to the Buyer the closing certificates, documents and opinions of counsel as may be requested by counsel to the Buyer.

             Section 2.3.  Action to be Taken by the Buyer at the
                           --------------------------------------
        Closing.  At the Closing, in addition to the taking of such other
        -------
        actions as may be provided in this Agreement, (i) the Buyer shall deliver the Purchase Price to the Sellers; (ii) the Buyer shall cause the Company to execute and deliver to each Seller a Stock Restriction Agreement with respect to each such Seller's Restricted Shares; (iii) the Buyer shall execute and deliver to the Company the Letter of Intent; and (iv) the Buyer shall

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        deliver the closing certificates, documents and opinions of counsel as may be requested by counsel to the Sellers.


                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

             The Sellers represent and warrant to the Buyer that, except as set forth in the disclosure schedule attached hereto as Exhibit C (the "Disclosure Schedule"), the statements contained
        ------- -
        in this Article 3 are true and correct as of the date hereof and will be true and correct as of the date on which the Closing occurs (the "Closing Date"). The representations and warranties set forth in Sections 3.1, 3.2 and 3.3 shall be deemed to be made by each Seller severally and not jointly; the representations and warranties set forth in all other sections of this Article 3 shall be deemed to be made jointly and severally by the Sellers. Matters set forth on the Disclosure Schedule shall be deemed to qualify only specifically identified sections of this Article 3, and shall be deemed not to qualify any paragraph of this Article 3 not so specifically identified. Each individual representation and warranty contained herein shall be interpreted and enforced separately and no representation or warranty contained herein shall be construed as limiting any other representation and warranty contained herein. The Buyer shall be assumed to have relied upon the representations and warranties contained herein, notwithstanding any investigation of the Company made by the Buyer prior to the Closing. The term "Ordinary Course of Business", when used in this Article 3, shall mean the ordinary course of business of the Company consistent with its past custom and practice (including with respect to frequency and amount). The term "Knowledge", when used in this Article 3, shall mean (i) the actual knowledge of any Seller and (ii) the knowledge any such Seller would reasonably be expected to have in his capacity as an officer and/or director of the Company after diligent investigation of the matter.

             Section 3.1.  Authority.  This Agreement and the Stock
                           ---------
        Restriction Agreement constitute valid and binding obligations of the Seller enforceable against the Seller in accordance with the terms hereof and thereof. Neither the execution, delivery and performance of this Agreement by the Seller, nor the consummation of the transactions contemplated hereby will (a) conflict with or result in a violation, breach, termination or acceleration of, or default under (or would result in such a violation, breach, termination, acceleration or default with the giving of notice or passage of time, or both) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement or other instrument or obligation to which the Seller is a party or by which the Seller or any of his properties or assets may be bound or affected; (b) result in the violation of any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or his properties or assets; or (c) result in the

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        imposition of any lien, encumbrance, charge or claim upon the
        Shares. No consent or approval by, or notification to or filing with, any court, governmental authority or third party is required in connection with the execution, delivery and performance of this Agreement by the Seller or the consummation of the transactions contemplated hereby to be performed by the Seller.

             Section 3.2.  Ownership of Shares; Authority to Transfer.
                           ------------------------------------------
        The Shares are not encumbered and are freely transferable by the Seller, subject to compliance with, or exemptions from, applicable federal and state securities laws. The Seller holds good and marketable title to the Shares and no third party is entitled to claim any right thereto or make any claim thereon. The transfer of the Purchased Shares to the Buyer pursuant to this Agreement will vest in the Buyer title to the Purchased Shares, free and clear of all liens, claims, equities, options, calls, voting trusts, agreements, commitments and encumbrances whatsoever, including without limitation community property rights.

             Section 3.3.  Brokers and Finders for the Sellers.  The
                           -----------------------------------
        Seller has not, on his own behalf or on behalf of the Company, employed any broker, agent or finder in connection with the transactions contemplated hereby.

             Section 3.4.  Organization, Qualification and Corporate
                           -----------------------------------------
        Power.  The Company is a corporation duly organized, validly
        -----
        existing and in corporate and tax good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate and tax good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company and the Subsidiaries (as defined in Section 3.6(b) below), taken as a whole (a "Material Adverse Effect"). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Sellers have caused the Company to furnish to the Buyer true and complete copies of the Company's Certificate of Incorporation and Bylaws, each as amended and as in effect on the date hereof. Each amendment to the Company's Certificate of Incorporation has been duly adopted by all requisite director and shareholder action and in accordance with all applicable law. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws or any other instrument, document or agreement setting forth the terms and conditions of any shares of capital stock or other securities of the Company, or the rights and obligations of any holder of such shares or other securities.

             Section 3.5.  Capitalization.  The authorized capital stock
                           --------------
        of the Company consists of (i) 30,000,000 shares of Common Stock, $.0001 par value per share ("Common Stock"), of which 14,115,682

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        shares are issued and outstanding.  Section 3.5 of the Disclosure
        Schedule sets forth a complete and accurate list of (i) all holders of options, warrants and other rights to purchase shares of the Company's capital stock (collectively, "Options"), indicating the type and number of shares subject to each such Option, and the exercise price, vesting status and termination date of each such Option, and (ii) all holders of any notes or other securities that are or may be convertible into shares of the Company's capital stock (collectively, "Convertible Securities"). All of the issued and outstanding shares of Common Stock are, and all shares of the Company's capital stock that may be issued upon the exercise of any Options or upon the exercise or conversion of any Convertible Securities will be, upon such issuance, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Except as set forth in Section 3.5 of the Disclosure Schedule, there are no outstanding or authorized shares of capital stock or other securities or options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock or other securities.
        There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.
        There are no agreements, voting trusts, proxies, or understandings with respect to the voting or registration under the Securities Act of 1933 (the "Securities Act"), of any shares of any capital stock of the Company to which the Company is party, and except as set forth in Section 3.5 of the Disclosure Schedule, no shares of the Company's capital stock are currently the subject of a registration statement filed under the Securities Act. The Company is not party to any agreements, voting trusts, proxies, or understandings with respect to the voting or registration under the Securities Act of any shares of any capital stock of the Company. All of the issued and outstanding shares of Common Stock and other outstanding securities of the Company were issued in compliance with applicable federal and state securities laws. No repurchase of capital stock by the Company (i) violated the Company's Certificate of Incorporation or Bylaws or any laws, rules or regulations applicable to the Company or (ii) caused any breach of any agreement to which the Company is or was a party. The Common Stock is listed for trading in the Emerging Company Marketplace of the American Stock Exchange, Inc. (the "Exchange") and, to the Knowledge of the Sellers, no proceedings to delist such Common Stock have been commenced or are contemplated by the Exchange.

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             Section 3.6.  Section 203 of the Delaware General
                           -----------------------------------
        Corporation Law; Noncontravention.
        ---------------------------------

                  (a) The Board of Directors of the Company unanimously has, after due consideration of its fiduciary duties and immediately prior to the execution of this Agreement, (i) determined that this Agreement and the transactions contemplated hereby are fair to the Company and the shareholders of the Company and (ii) approved this Agreement and the transactions contemplated hereby. The transactions contemplated by this Agreement have been approved by all requisite corporate action of the Company. The Board of Directors of the Company has approved the Buyer and its affiliates (including Thermo Electron Corporation and Thermo Power Corporation) becoming "interested stockholders" of the Company, as such term is defined in Section 203 of the Delaware General Corporation Law and, by reason of such approval, the exception to Section 203 contained in Section 203(a)(1) thereof shall apply to the transactions contemplated hereby and to any future "business combinations," as such term is defined in Section 203, between the Company and the Buyer and/or its affiliates (including Thermo Electron Corporation and its subsidiaries).

                  (b) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, require notice to or the approval of the holders of any portion of the outstanding shares of Common Stock other than the collective approval of the Sellers, which approval has been obtained. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, (a) require on the part of the Company or any corporation with respect to which the Company, directly or indirectly, has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (any of the foregoing being referred to herein as a "Subsidiary") any filing with, or any permit, authorization, consent or approval of, any court, arbitration tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (b) conflict with or violate any provision of the charter or Bylaws of the Company or any Subsidiary, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their assets is subject except as provided in Section 3.6(b) of the Disclosure Schedule, (d) result in the imposition of any Security Interest upon any assets of the Company or any Subsidiary, (e) violate any order, writ, injunction, decree,

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





        statute, rule or regulation applicable to the Company, any Subsidiary or any of their properties or assets or (f) entitle any employee of the Company or any Subsidiary to severance or other payments or to any increase in compensation or benefits. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business and not material to the Company and its Subsidiaries taken as a whole.

             Section 3.7.  Subsidiaries.  Section 3.7 of the Disclosure
                           ------------
        Schedule sets forth for each Subsidiary (a) its name and jurisdiction of incorporation, (b) the percentage of each class of such Subsidiary's outstanding capital stock owned by the Company or another Subsidiary and (c) its directors and officers. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary is duly qualified to conduct business and is in corporate and tax good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Each Subsidiary has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments (contingent or otherwise) to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary. The Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary.

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             Section 3.8.  Reports and Financial Statements.  The Sellers
                           --------------------------------
        have provided to the Buyer the audited consolidated balance sheets and statements of operations, changes in shareholders' equity and cash flows for each of the last three fiscal years for the Company and its Subsidiaries (or such shorter periods as such Subsidiaries have been in existence) (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby ("GAAP"), fairly present the consolidated financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company and the Subsidiaries.

             Section 3.9.  Absence of Certain Changes.  To the Knowledge
                           --------------------------
        of the Sellers, since December 31, 1996, (a) there has not been any material adverse change in the assets, business, prospects, financial condition or results of operations of the Company or its Subsidiaries, nor has there occurred any event or development which could reasonably be foreseen to result in such a material adverse change in the future, and (b) neither the Company nor any Subsidiary has:

                  (i) issued, sold, delivered or agreed or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of Options or Convertible Securities outstanding as of December 31, 1996 in accordance with their terms), or amend any of the terms of any such stock, Options or Convertible Securities;

                  (ii) split, combined or reclassified any shares of its
             capital stock; or declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

                  (iii) created, incurred or assumed any debt not outstanding as of December 31, 1996 (including obligations in respect of capital leases) except in the Ordinary Course of Business; assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, continentally or otherwise) for the obligations of any other person or entity; or made any loans, advances or capital contributions to, or investments in, any other person or entity;

                  (iv) entered into, adopted or amended any Employee Benefit Plan or any employment or severance agreement or

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





             arrangement of the type described in Section 3.22 or (except for normal increases in the Ordinary Course of Business and consistent with past practices) increased in any manner the compensation or fringe benefits of, or modified the employment terms of, its directors, officers or employees, generally or individually, or paid any benefit not required by the terms in effect on December 31, 1996 of any existing Employee Benefit Plan;

                  (v) acquired, sold, leased, encumbered or disposed of any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

                  (vi) amended its Certificate of Incorporation or
             Bylaws;

                  (vii)     changed in any material respect its
             accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

                  (viii) discharged or satisfied any Security Interest or paid any obligation or liability other than in the Ordinary Course of Business;

                  (ix) mortgaged or pledged any of its property or assets
             or subjected any such assets to any Security Interest other than in the Ordinary Course of Business;

                  (x) sold, assigned, transferred or licensed any Intellectual Property, other than in the Ordinary Course of Business;

                  (xi) entered into any contract of the kind described in
             Section 3.16 or, amended, terminated, taken or omitted to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement listed in Section 3.16 of the Disclosure Schedule;

                  (xii)     made or committed to make any capital
             expenditure in excess of $10,000 per item or any capital expenditure other than in the Ordinary Course of Business;

                  (xiii) made any Tax election or, except in the Ordinary Course of Business, settled or compromise any federal, state, local or foreign Tax liability;

                  (xiv) agreed in writing or otherwise to take any of the foregoing actions.

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





             Section 3.10.  Undisclosed Liabilities.  To the Knowledge of
                            -----------------------
        the Sellers, neither the Company nor any of its Subsidiaries has any liability, whether absolute or contingent, liquidated or unliquidated, accrued or unaccrued and whether due or to become due, except for (a) liabilities shown on the audited balance sheet as of December 31, 1996 (the "Most Recent Balance Sheet"),
        (b) liabilities which have arisen since the date of the Most Recent Balance Sheet in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal year and (c) contractual liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

             Section 3.11.  Tax Matters.
                            -----------

                  (a) Each of the Company and the Subsidiaries has filed in a timely manner (including permitted extensions) all Tax Returns (as defined below) that it was required to file and all such Tax Returns were correct and complete in all material respects. All Taxes shown on such Tax Returns have been paid in full on a timely basis or have been accrued on the Most Recent Balance Sheet, and no other Taxes are owed by the Company with respect to items or periods covered by such Returns. The unpaid Taxes of the Company and the Subsidiaries for Tax periods through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Most Recent Balance Sheet. Neither the Company nor any Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company or any Subsidiary during a prior period) other than the Company and the Subsidiaries. All Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. There are no liens for Taxes on the assets of the Company or any Subsidiary other than liens for Taxes not yet due and payable. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.



                                      -10-
PAGE

                  (b) The Sellers have caused the Company to deliver to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company or any Subsidiary since December 31, 1993. The federal income Tax Returns of the Company for the year ended December 31, 1995 are currently undergoing audit by the Internal Revenue Service. Except as set forth in the preceding sentence, the federal income Tax Returns of the Company have never been audited by the Internal Revenue Service and are closed by the applicable statute of limitations for all taxable years through 1993. No examination or audit of any Tax Returns of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the Knowledge of the Sellers, threatened or contemplated. Neither the Company nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect. There is no dispute or claim concerning any Tax liability of any of the Company and its Subsidiaries, either raised or claimed in writing by any authority or as to which the Sellers have Knowledge. No claim has ever been made by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to Tax in that jurisdiction.

                  (c) Neither the Company nor any Subsidiary is a "consenting corporation" within the meaning of Section 341(f) of the Internal Revenue Code of 1986 (the "Code") and none of the assets of the Company nor the Subsidiaries are subject to an election under Section 341(f) of the Code. None of the Company and its Subsidiaries has made any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Neither the Company nor any Subsidiary is a party to any Tax allocation or sharing agreement.

                  (d) Neither the Company nor any Subsidiary is or has ever been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code), other than a group of which only the Company and the Subsidiaries are members. Neither the Company nor any Subsidiary has made an election under Treasury Reg. Section 1.1502-20(g). Neither the Company nor any Subsidiary is or has been required to make a basis reduction pursuant to Treasury Reg. Section 1.1502-20(b) or Treasury Reg.
        Section 1.337(d)-2T(b).

                  (e) All material elections with respect to Taxes, other than those elections reflected in the Tax Returns referred to in subsection (b), as of the date hereof are set forth in
        Section 3.11 of the Disclosure Schedule. None of the assets of the Company nor any Subsidiary is property that the Company or any Subsidiary is required to treat as being owned by any other person pursuant to the "safe harbor lease" provisions of former
        Section 168(f)(8) of the Code.  None of the assets of the Company

                                      -11-
PAGE
        nor any Subsidiary directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of the Company nor any Subsidiary is "tax exempt use property" within the meaning of Section 168(h) of the Code. Neither the Company nor any Subsidiary has agreed to make or is required to make any adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise. Neither the Company nor any Subsidiary has participated in an international boycott within the meaning of Section 999 of the Code. Except as set forth in Section 3.11(e) of the Disclosure Schedule, neither the Company nor any Subsidiary has or has had a permanent establishment in any foreign country, as defined in any applicable treaty or convention between the United States and such foreign country. Neither the Company nor any Subsidiary is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

             Section 3.12.  Assets.  Each of the Company and the
                            ------
        Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. To the Knowledge of the Sellers, each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Except as described in Section 3.12 of the Disclosure Schedule, no asset of the Company (tangible or intangible) is subject to any Security Interest.

             Section 3.13.  Owned Real Property.  Except as set forth in
                            -------------------
        Section 3.13 of the Disclosure Schedule, neither the Company nor any Subsidiary owns any real property. The Company or the Subsidiaries have good and marketable title to all such real property, and no such real property is subject to any Security Interest.

             Section 3.14.  Intangibles.  Set forth in Section 3.14 of
                            -----------
        the Disclosure Schedule is an accurate list and description of all patents, trademarks, trade names, service marks, brand names and copyrights, and registrations and applications therefor, used in the conduct of the business of the Company and the Subsidiaries or the use of which is necessary for the business of the Company and the Subsidiaries as now being conducted (the "Intangibles") and all licenses, sublicenses or other rights or obligations entered into or granted by or to the Company and the Subsidiaries with respect thereto. To the Knowledge of the Sellers, the Company owns or possesses adequate rights to use, free and clear of any obligation of payment, encumbrance, lien or claim, all such Intangibles. No person has made any claim or demand upon the Company pertaining to, and no proceeding is pending or, to the Knowledge of the Sellers, threatened which challenges, the rights of the Company in respect of any Intangibles. To the Knowledge of the Sellers, the Company has

                                      -12-
PAGE
        not infringed or engaged in the unauthorized use of any patent, trademark, trade name, service mark, brand name or copyright, or any invention, technology, technical know-how, process, design, trade secret or other intellectual property of any third party.

             Section 3.15.  Real Property Leases.  Section 3.15 of the
                            --------------------
        Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company or any Subsidiary and lists the term of such lease or sublease, any extension and expansion options, and the rent payable thereunder. The Sellers have caused the Company to provide the Buyer with access to correct and complete copies of the leases and subleases (as amended to date) listed in Section 3.15 of the Disclosure Schedule. With respect to each lease and sublease listed in Section 3.15 of the Disclosure Schedule:

                  (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

                  (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

                  (c) neither the Company or any Subsidiary nor, to the Knowledge of the Sellers, any other party to the lease or sublease is in breach or default in any material respect, and no event has occurred which, with notice or lapse of time, would constitute any such breach or default, or permit termination, modification, or acceleration thereunder;

                  (d) to the Knowledge of the Sellers, there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

                  (e) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

                  (f) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

             Section 3.16.  Contracts.  Section 3.16 of the Disclosure
                            ---------
        Schedule lists the following written arrangements to which the Company or any Subsidiary is a party:

                  (a) any written arrangement pursuant to which any party is indemnified for or against any liability under Environmental Laws (as defined in Section 3.23 below);

                  (b) any written arrangement (or group of related written arrangements) for the lease of personal property from or


                                      -13-
PAGE
        to third parties providing for lease payments in excess of $10,000 per annum;

                  (c) any written arrangement (or group of related written arrangements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services (i) which calls for performance over a period of more than one year, (ii) which involves more than the sum of $10,000, or (iii) in which the Company or any Subsidiary has granted manufacturing rights, "most favored nation" pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

                  (d) any written arrangement establishing a partnership or joint venture;

                  (e) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $10,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                  (f) any written arrangement concerning confidentiality (other than those entered into the Ordinary Course of Business) or noncompetition;

                  (g) any written arrangement involving any shareholder of the Company or their affiliates, as defined in Rule 12b-2 under the Securities Exchange Act of 1934 (as amended, the "Exchange Act") ("Affiliates");

                  (h) any written arrangement for the purchase or sale of assets or businesses, or for the purchase or sale of securities;

                  (i)  any written arrangement under which the
        consequences of a default or termination could have a Material Adverse Effect; and

                  (j) any other written arrangement (or group of related written arrangements) involving more than $10,000 and not entered into in the Ordinary Course of Business.

             The Sellers have caused the Company to provide the Buyer with access to a correct and complete copy of each written arrangement (as amended to date) listed in Section 3.16 of the Disclosure Schedule. With respect to each written arrangement so listed: (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect; (ii) the written arrangement will continue to be legal, valid, binding and

                                      -14-
PAGE
        enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; (iii) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration, under the written arrangement; and (iv) no such written arrangement contains any duty of care, form of indemnity or other similar obligation for which the Company has not obtained insurance coverage. Neither the Company nor any Subsidiary is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 3.16 of the Disclosure Schedule under the terms of this Section 3.16.

             Section 3.17.  Accounts Receivable.  To the Knowledge of the
                            -------------------
        Sellers, all accounts receivable of the Company and the Subsidiaries reflected on the Most Recent Balance Sheet (except for those that have been collected since December 31, 1996) are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable) net of the applicable reserve for bad debts on the Most Recent Balance Sheet. To the Knowledge of the Sellers, all accounts receivable reflected in the financial or accounting records of the Company that have arisen since December 31, 1996 (except for those that have been collected since such date) are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet.

             Section 3.18.  Powers of Attorney.  There are no outstanding
                            ------------------
        powers of attorney executed on behalf of the Company or any Subsidiary.

             Section 3.19.  Insurance.  To the Knowledge of the Sellers,
                            ---------
        neither the Company nor any Subsidiary is in default with respect to any provisions of any policy of general liability, fire, title or other form of insurance held by it, except for defaults that would not result in a cancellation of any such policy or a denial of coverage thereunder. To the Knowledge of the Sellers, the Company and each Subsidiary is current in the payment of all premiums due or has reserved for such premiums due on such insurance. To the Knowledge of the Sellers, neither the Company nor any Subsidiary has failed to give any notice or present any claim under any such policy in due and timely fashion, except where such failure would not result in a cancellation of any such policy or a denial of coverage thereunder. All policies of insurance held by the Company and the Subsidiaries are listed in
        Section 3.19 of the Disclosure Schedule. To the Knowledge of the Sellers, under the terms of the policy relating thereto, no such insurance will be automatically terminated or canceled by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                                      -15-
PAGE

             Section 3.20.  Litigation.  Section 3.20 of the Disclosure
                            ----------
        Schedule identifies, and contains a brief description of, (a) any unsatisfied judgment, or any order, decree, stipulation or injunction to which the Company or any Subsidiary is subject and
        (b) any claim, complaint, action, suit, proceeding, hearing or investigation by or before any Governmental Entity or before any arbitrator to which the Company or any Subsidiary is a party or, to the Knowledge of the Sellers, is threatened to be made a party or which would otherwise have a Material Adverse Effect. None of the complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 3.20 of the Disclosure Schedule could have a Material Adverse Effect.

             Section 3.21.  Employees.  To the Knowledge of the Sellers,
                            ---------
        no employee has any plans to terminate employment with the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Sellers have no Knowledge of any organizational effort made or threatened, either currently or within the past five years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary.

             Section 3.22.  Employee Benefits.
                            -----------------

                  (a) Section 3.22(a) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by the Company, any Subsidiary, or any ERISA Affiliate (as defined below). For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, "ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company or a Subsidiary. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the

                                      -16-
PAGE
        last five plan years for each Employee Benefit Plan, have been delivered to the Buyer. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company, the Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company and all Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

                  (b) To the Knowledge of the Sellers, there are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

                  (c) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

                  (d) either the Company, any Subsidiary, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to
        Section 412 of the Code or Title IV of ERISA.

                  (e) At no time has the Company, any Subsidiary or any ERISA Affiliate been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA).

                  (f) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under state law.

                  (g) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by

                                      -17-
PAGE
        the Company, any Subsidiary or any ERISA Affiliate that would subject the Company, any Subsidiary or any ERISA Affiliate to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

                  (h) No Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

                  (i) No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan except as required by law.

                  (j) Section 3.22(j) of the Disclosure Schedule discloses each: (i) agreement with any director, executive officer or other key employee of the Company or any Subsidiary
        (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee;
        (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company or any Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

             Section 3.23.  Environmental Laws.
                            ------------------

                  (a) Each of the Company and the Subsidiaries has complied with all Environmental Laws (as defined below) applicable to their business operations. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to
        (i) treatment, storage, disposal, generation and transportation of Materials of Environmental Concern (as defined in Section 3.23(b) below); (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of Materials of

                                      -18-
PAGE

        Environmental Concern, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of Materials of Environmental Concern. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980, as amended ("CERCLA").

                  (b) To the Knowledge of the Sellers, there have been no releases of any Materials of Environmental Concern into the environment, at any parcel of real property or any facility formerly or currently owned or leased by the Company or a Subsidiary. To the Knowledge of the Sellers, there has been no release of Materials of Environmental Concern for which liability can be imposed on the Company or the Subsidiary under any Environmental Law. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resource Conservation and Recovery
        Act), toxic materials, industrial materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

                  (c) There is no pending or, to the Knowledge of the Sellers, threatened civil or criminal litigation, written notice of violation or noncompliance, formal administrative or judicial proceeding, claim, cause of action, liability, investigation, citation, order, consent order, consent decree, inquiry or information request by any Governmental Entity, involving the Company or any Subsidiary relating to any of the following: (i) violation of any Environmental Law; (ii) violation of any permit, license or registration issued under any Environmental Law; (iii) the disposal, discharge or release of Materials of Environmental Concern, whether or not in compliance with Environmental Laws;
        (iv) the generation, storage, treatment, transportation, reclamation, recycling or other handling of Materials of Environmental Concern, whether or not in compliance with Environmental Laws; (v) the ownership, operation or use of any landfill, surface impoundment, pit, pond, lagoon, underground injection well, waste pile, land treatment unit, wastewater treatment plant, air pollution control equipment, or any other unit used for the storage, disposal, handling or treatment of Materials of Environmental Concern; (vi) the exacerbation of previously existing environmental contamination; or (vii) exposure to any Materials of Environmental Concern, noises, odors, or vibrations at or from any real property or facility

                                      -19-
PAGE
        formerly or currently owned or leased by the Company or a Subsidiary. Without limiting the foregoing, none of the Company nor any Subsidiary has been named a "potentially responsible party" under any Environmental Law or has received any correspondence or notice that it may be named a "potentially responsible party."

                  (d) The Company and the Subsidiaries possess all permits, licenses and/or registrations required under Environmental Laws for their business operations, and all such permits, licenses and/or registrations are valid and in full force and effect.

                  (e)  Set forth in Section 3.23(e) of the Disclosure
        Schedule is a list of all environmental, health and safety reports, investigations, audits, assessments, surveys and analyses, relating to premises currently or previously owned or occupied by the Company or a Subsidiary which the Company has possession of or access to. Complete and accurate copies of each such report, or the results of each such investigation have been made accessible to the Buyer.

                  (f) To the Knowledge of Sellers, all entities, including without limitation transporters, treatment, storage and disposal facilities, and remediation companies, used by the Company or a Subsidiary, for the transportation, storage, disposal, treatment or other handling of Materials of Environmental Concern possess all permits, licenses and registrations required under Environmental Laws. None of the Company or any of its Subsidiaries have or will have any liability as a result of any act or omission by any of such entities. To the Knowledge of the Sellers, there is no previous, pending or threatened civil or criminal litigation, written notice of violation or noncompliance, formal administrative or judicial proceeding, investigation, citation, order, consent order, consent decree, inquiry or information request by any Governmental Entity, relating to such entities for any violations of Environmental Laws.

             Section 3.24.  Legal Compliance.  Each of the Company and
                            ----------------
        the Subsidiaries, and the conduct and operation of their respective businesses, are in compliance in all material respects with all laws (including rules and regulations thereunder) of any federal, state or local government or foreign government of a country in which the Company or any of its Subsidiaries does business, or any Governmental Entity, which are applicable to the Company or such Subsidiary, and none of the Company or any Subsidiaries has received any notice from any Governmental Entity that it is in violation of, or has violated any such laws (including rules and regulations thereunder).

             Section 3.25.  Permits.  The Company and the Subsidiaries
                            -------
        hold all material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including

                                      -20-
PAGE
        without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") required for the Company and the Subsidiaries to conduct their respective businesses as presently conducted or as proposed to be conducted, except for those the absence of which would not have any Material Adverse Effect. Each such Permit is in full force and effect and, to the Knowledge of the Sellers, no suspension or cancellation of such Permit is threatened and, to the Knowledge of the Sellers, there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect following the Closing.

             Section 3.26.  Certain Business Relationships with
                            -----------------------------------
        Affiliates.  No Affiliate of the Company or of any Subsidiary (a)
        ----------
        owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, or (c) owes any money to, or is owed by money by, the Company or any Subsidiary. Section 3.26 of the Disclosure Schedule describes any transactions or relationships between the Company and any Affiliate thereof which are not reflected in the statements of operations of the Company included in the Financial Statements and identified in the footnotes thereto.

             Section 3.27.  Brokers and Finders for the Company.  The
                            -----------------------------------
        Company has not employed any broker, agent or finder in connection with the transactions contemplated hereby. The Company has not and will not incur any liability for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated hereby.

             Section 3.28.  Books and Records.  The minute books and
                            -----------------
        other similar records of the Company and each Subsidiary contain true and complete records of all actions taken at any meetings of the Company's or such Subsidiary's shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and each Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices.

             Section 3.29.  Customers and Suppliers.  To the Knowledge of
                            -----------------------
        the Sellers, no material purchase order or commitment of the Company or any Subsidiary is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.
        No material supplier of the Company or any Subsidiary has indicated to the Company or such Subsidiary within the past year that it will stop, or materially decrease the rate of, supplying materials, products or services to them and no material customer of the Company or any Subsidiary has indicated to the Company or

                                      -21-
PAGE
        such Subsidiary within the past year that it will stop, or materially decrease the rate of, buying, leasing or licensing materials, products or services from them. Section 3.29 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 5% of the consolidated revenues of the Company during the last full fiscal year and the amount of revenues accounted for by such customer during such period and
        (b) each supplier that is the sole supplier of any significant product or component to the Company or a Subsidiary.

             Section 3.30.  Banking Facilities.
                            ------------------

                  (a) Section 3.30 of the Disclosure Schedule sets forth a true, correct and complete list of: (i) each bank, savings and loan or similar financial institution at which the Company or any Subsidiary has an account, safety deposit box, line of credit or credit facility and the numbers of the accounts or safety deposit boxes maintained by the Company or any Subsidiary thereat and details, including terms, of any line of credit or credit facility; and (ii) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

                  (b) All of the outstanding indebtedness (secured or unsecured) for borrowed money of the Company may be prepaid without the consent or approval of, or prior notice to, any other person, and without payment of any premium or penalty.

             Section 3.31.  Suretyships.  None of the Company or any
                            -----------
        Subsidiary has any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the Ordinary Course of Business.

             Section 3.32.  Backlog.  As of March 31, 1997, the Company's
                            -------
        backlog of binding purchase orders was at least $3,074,158.

             Section 3.33.  Government Contracts.  The Company has not
                            --------------------
        been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity and no such suspension or debarment has been initiated or, to the Sellers' Knowledge, threatened. The consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment. To the Knowledge of the Sellers, the Company has not been audited or investigated and is not now being audited or investigated by the U.S. Government Accounting Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Entity, any similar

                                      -22-
PAGE
        agencies or instrumentalities of any foreign Governmental Entity, or any price contractor with a Governmental Entity nor has any such audit or investigation been threatened. To the Sellers' Knowledge, there is no valid basis for (a) the suspension or debarment of the Company from bidding on contracts or subcontracts with any Governmental Entity or (b) any claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence. The Company has no agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

             Section 3.34.  Inventories.  All inventories, including all
                            -----------
        stock of raw materials, work-in-process and finished goods, including demonstration inventory, owned by the Company, for manufacturing, assembly, processing, finishing, demonstration and sale or resale to others (collectively, "Inventories"), are of a quality and quantity usable and salable in the Ordinary Course of Business. Items included in such Inventories are carried on the books of the Company at the lower of cost or market and, with respect to Inventories existing as of December 31, 1996, are reflected on the Most Recent Balance Sheet, net of applicable reserves for excess and obsolete items. Such reserves have been determined in accordance with past practices and conform to GAAP.

             Section 3.35.  Commission Filings.  The Sellers have caused
                            ------------------
        the Company to provide access to the Buyer to true and complete copies of each document (including exhibits, but excluding exhibits incorporated by reference) filed by the Company with the Securities and Exchange Commission (the "Commission") since January 1, 1995 (as such documents have since the time of their filing been amended, the "Commission Filings"), which are all documents (other than preliminary material) that the Company was required to file with the Commission since such date. As of their respective dates, the Commission Filings complied in all material respects with the requirements of the Securities Act and/or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Commission Filings and none of the Commission Filings when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, at the time in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Commission Filings complied as to form in all material respects with applicable accounting requirements and with published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of the unaudited statements, as permitted by the rules of the Commission) and fairly present (subject, in the case of the unaudited statements, to normal recurring audit adjustments) the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the

                                      -23-
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





        consolidated results of their operations and cash flows for the periods then ended.

             Section 3.36.  Disclosure.  No representation or warranty of
                            ----------
        the Company in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.


                                    ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

             The Buyer represents and warrants to the Sellers as follows:

             Section 4.1.  Organization.  The Buyer is a corporation duly
                           ------------
        organized, validly existing and in corporate good standing under the laws of the State of Delaware.

             Section 4.2.  Authorization of Transaction.  The Buyer has
                           ----------------------------
        all requisite power and authority to execute and deliver this Agreement and the Stock Restriction Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Stock Restriction Agreements by the Buyer, the performance of this Agreement and the Stock Restriction Agreements and the consummation of the transactions contemplated hereby and thereby by the Buyer have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

             Section 4.3.  Noncontravention.  Neither the execution and
                           ----------------
        delivery of this Agreement or the Stock Restriction Agreements by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict or violate any provision of the Certificate of Incorporation or Bylaws of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.


                                      -24-
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





             Section 4.4.  Brokers and Finders for the Buyer.  The Buyer
                          ----------------------------------
        has not employed any broker, agent or finder in connection with the transactions contemplated hereby.


                                    ARTICLE 5

                                CERTAIN COVENANTS

             Section 5.1.  Expenses.  Except as may be otherwise
                           --------
        expressly contemplated hereby, all expenses paid or incurred by any party hereto shall be borne by such party. All sales, transfer or similar taxes required to be paid in respect of the transfer of the Shares contemplated hereby shall be the responsibility of the Sellers. Notwithstanding the foregoing, this Section 5.1 shall not be construed as relieving any party from any liability which it may have for any breach of any representation or warranty made by it herein or any failure to perform any obligation or comply with any covenant imposed on it herein.

             Section 5.2.  Further Assurances.  From time to time and at
                           ------------------
        any time after the Closing, and without further expense to the requesting party, each party will execute and furnish to the requesting party all documents and will do or cause to be done all other things that the requesting party may reasonably request in order to give full effect to this Agreement and to effectuate the intent of the parties.

             Section 5.3.  Releases.
                           --------

                  (a) Except as set forth in Section 5.3(b), each Seller hereby releases, holds harmless and forever discharges the Company and its successors, assigns, agents, servants, employees, principals, directors, officers, administrators, stockholders, affiliates, subsidiaries and related companies of and from any and all actions, causes of action, claims, demands, costs, liabilities, losses, expenses and compensation, past, present or future, known or unknown, which he ever had, now has or may have against any of the foregoing arising from actions, omissions, circumstances or conditions that existed on or prior to the Closing Date. This release is binding on the Sellers' heirs, assigns and successors in interest.

                  (b) Notwithstanding any provision of this Agreement to the contrary, including Section 5.3(a) hereof, no Seller hereby releases or discharges the Company from any indemnification obligations which the Company may have (i) under its Certificate of Incorporation or By-Laws with respect to acts or omissions occurring prior to the date of this Agreement or (ii) under one or more so-called "Indemnification Statements Covering Registered Professionals"; provided, however, that this Section 5.3(b) shall
                        --------  -------
        not apply to any indemnification obligation of the Company if and to the extent that such obligation arises in connection with any

                                      -25-
PAGE
        matter the existence of which would cause any representation or warranty set forth in Article 3 to be incorrect or misleading in any respect.

             Section 5.4.  Covenant against Competition.
                           ----------------------------

                  (a) Each Seller agrees that, while he is employed by the Company, and for a period of two years after such Seller's voluntary resignation or the termination of the Seller's employment by the Company or by the Seller without Cause (as defined in Section 5.4(d) below), the Seller will not, directly or indirectly:

                       (i) engage in any business that provides any services or products competitive with those offered by the Company as of the date of such resignation or termination in any jurisdiction within the United States of America in which the Company then offer such services or products, or

                       (ii) without the prior written consent of the
             Company, (i) solicit any person employed by the Company (or any of its affiliates) to terminate his employment with the Company (or any of such affiliates) or to become an employee of the Seller or any person or entity with which the Seller may be affiliated, or (ii) hire any such employee except employees involuntarily terminated by the Company (or any of its affiliates).

                  (b) The Seller and the Buyer agree that the scope, duration and geographic area of the covenant against competition set forth in Section 5.4(a) above are reasonable. In the event that any court of competent jurisdiction determines that the scope, the duration, the geographic area, or any of them, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest scope, for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that such noncompetition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state in which this provision is intended to be effective.

                  (c) The Seller agrees that damages are an inadequate remedy for any breach of Section 5.4(a) and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach thereof.

                  (d) For purposes of this Agreement only, "Cause" for termination of the Seller's employment by the Company shall be deemed to exist upon (i) a good faith finding by the Company of the failure of the Seller to perform his assigned duties for the Company, a material violation of any policy established by the

                                      -26-
PAGE

        Company (or its affiliates) and made known to the Seller, gross insubordination, dishonesty, gross negligence or gross misconduct, or (ii) the conviction of the Seller of, or the entry of a pleading of guilty or nolo contendere by the Seller to, any crime involving moral turpitude or any felony; and "Cause" for termination of the Seller's employment by the Seller shall be deemed to exist upon the Company's assignment to the Seller of duties fundamentally incompatible with the duties of the Seller as of the date of this Agreement.

                  (e) The Seller acknowledges and agrees that this Agreement does not constitute a contract of employment and does not imply that the Company or the Buyer will continue the Seller's employment for any period of time.

                  (f) THE SELLER ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS SECTION 5.4 AND HAS HAD ADEQUATE TIME AND OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS OWN CHOOSING REGARDING THE MEANING OF THE TERMS AND CONDITIONS CONTAINED HEREIN, AND THE SELLER FURTHER ACKNOWLEDGES THAT HE FULLY UNDERSTANDS THE CONTENT AND EFFECT OF THIS AGREEMENT AND AGREES TO ALL OF THE PROVISIONS CONTAINED HEREIN.


                                    ARTICLE 6

                                 INDEMNIFICATION

             Section 6.1.  Indemnification by the Sellers.  Subject to
                           ------------------------------
        the provisions of Section 6.2, the Buyer upon its demand shall be indemnified by the Sellers for all Damages (as defined in Section
        6.5 below) suffered by the Buyer as a result of:

                       (i)  the inaccuracy of any representation or
             warranty made by the Sellers in this Agreement (including
             Article 3) or in any other document executed by the Sellers at the Closing; and

                       (ii) any failure by any Seller to perform any
             obligation of such Seller, or to comply with any covenant or agreement of such Seller, specified herein (including without limitation the covenants set forth in Article 5) or in any other document executed by such Seller at the Closing.

             The Buyer shall give the Sellers prompt notice of any claim, action or proceeding by a third party which is reasonably likely to result in a claim for indemnification under this Section 6.1. Subject to the provisions of Section 6.2, the Sellers shall have the right, at their expense and with counsel selected by the Sellers, to defend, contest, protest, settle and otherwise control the resolution of any such claim, action or proceeding. The Sellers shall keep the Buyer apprised of developments with respect to any such claim, action or proceeding, and the Buyer

                                      -27-
PAGE
        shall have the right to consult with the Sellers, and to participate therein, subject to the Sellers' right of control thereof, at the Buyer's expense and with counsel selected by the Buyer. If the Sellers shall notify the Buyer that the Sellers have elected to assume any such defense, contest or protest, then the Sellers shall not be liable to the Buyer hereunder for any legal or other expense subsequently incurred by the Buyer in connection therewith.

             Section 6.2.  Limitation of Liability of the Sellers.
                           --------------------------------------

                  (a) Except as set forth below, the right of the Buyer to be indemnified pursuant to Section 6.1(i) shall not apply until the sum of the Damages suffered by the Buyer on a cumulative basis exceeds $50,000, in which case the Buyer shall be entitled to recover 100% of the Damages suffered, and not just the Damages in excess of $50,000 (subject to the remainder of this Section 6.2). Notwithstanding the foregoing, the Buyer shall be entitled to recover the Damages suffered by it with respect to claims based solely on representations and warranties in Section 3.1, 3.2, 3.4, 3.5 and 3.6(a), irrespective of whether such Damages equal or exceed $50,000.

                  (b) The right of the Buyer to be indemnified pursuant to Section 6.1(i) shall:

                       (i)  apply to claims based solely on
             representations and warranties in Article 3 (other than Sections 3.1, 3.2, 3.4, 3.5, 3.6(a) and 3.11) only if asserted by the Buyer before the second anniversary of the Closing Date;

                       (ii) apply to claims based solely on
             representations and warranties in Section 3.11 only if asserted by the Buyer before any applicable statute of limitations for unpaid Taxes shall expire; and

                       (iii) with respect to claims based solely on representations and warranties in Sections 3.1, 3.2, 3.4,
             3.5 and/or 3.6(a), survive the Closing Date indefinitely.

                  (c) The Sellers shall be jointly and severally liable for all Damages claimed by the Buyer pursuant to Section 6.1(i) (other than with respect to claims based solely on representations and warranties in Sections 3.1, 3.2 and/or 3.3, as to which the liability of any Seller for such Seller's representations and warranties shall be several and not joint). The liability of any Seller for Damages claimed by the Buyer pursuant to Section 6.1(ii) shall be several and not joint. In no event shall any Seller be liable for Damages pursuant Section
        6.1 for (i) misrepresentations in Sections 3.1, 3.2 and/or 3.3 by any other Seller or (ii) the acts or omissions of any other Seller in contravention of Section 6.1(ii).


                                      -28-
PAGE

             Section 6.3.  Indemnification by the Buyer.  Subject to the
                           ----------------------------
        provisions of Section 6.4, the Sellers upon their demand shall be indemnified by the Buyer for all Damages suffered by the Sellers as a result of

                       (i)  the inaccuracy of any representation or
             warranty made by the Buyer in this Agreement (including
             Article 4) or in any other document executed by the Buyer at the Closing; and

                       (ii) any failure by the Buyer to perform any
             obligation of the Buyer, or to comply with any covenant or agreement of the Buyer, specified herein (including without limitation the covenants set forth in Article 5) or in any other document executed by the Buyer at the Closing.

             The party seeking indemnification shall give the Buyer prompt notice of any claim, action or proceeding by a third party which is reasonably likely to result in a claim for indemnification under this Section 6.3. The Buyer shall have the right, at its expense, to defend, contest, protest, settle and otherwise control the resolution of any such claim, action or proceeding. The Buyer shall keep the party seeking indemnification apprised of developments with respect to any such claim, action or proceeding, and such party shall have the right to consult with the Buyer, and to participate therein, subject to the Buyer's right of control thereof, at such party's expense and with counsel selected by such party. If the Buyer shall notify the party seeking indemnification that the Buyer has elected to assume any such defense, contest or protest, the Buyer shall not be liable to such party hereunder for any legal or other expense subsequently incurred by such party in connection therewith.























                                      -29-
PAGE

             Section 6.4.  Limitation of Liability of the Buyer.
                           ------------------------------------

                  (a) The right of the Sellers to be indemnified pursuant to Section 6.3(i) shall not apply until the sum of the Damages suffered by the Sellers on a cumulative basis exceeds $50,000, in which case the Sellers shall be entitled to recover 100% of the Damages suffered, and not just the Damages in excess of $50,000 (subject to the remainder of this Section 6.4).

                  (b) The right of the Sellers to be indemnified pursuant to Section 6.3(i) shall:

                       (i)  apply to claims based solely on
             representations and warranties in Article 4 (other than Sections 4.1 and 4.2) only if asserted by the Sellers before the second anniversary of the Closing Date; and

                       (ii) with respect to claims based solely on
             representations and warranties in Sections 4.1 and 4.2, survive the Closing Date indefinitely.

             Section 6.5.  Definition of "Damages."  For the purpose of
                           ----------------------
        this Article 6, the term "Damages" (a) shall be determined and computed by reference to the effect of the compensable event on the party or parties entitled thereto, (b) shall mean the amount finally determined by reason of a settlement or by other final resolution of the claim, and (c) shall be deemed to include (i) all losses, liabilities, expenses or costs incurred by such party or parties, including reasonable attorneys' fees, and (ii) interest at a rate per annum equal to that announced from time to time by BankBoston as its "base rate" (or the legal rate of interest, if lower) from the date on which the amount of Damages is determined by reason of a settlement or by another final resolution of the claim. In no event shall any amounts recovered from any insurer or other party, or any tax benefit allowable, as a result of the facts giving rise to the claim for indemnification be deemed to reduce the Damages for which any party may be liable hereunder.


                                   ARTICLE VII

                                   DEFINITIONS

        For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

                 DEFINED TERM                            SECTION
                 ------------                            -------

                 Affiliate                               3.16(g)

                 Buyer                              Introduction


                                      -30-
PAGE

                 Cause                                    5.4(d)

                 CERCLA                                  3.23(a)
                 Closing                                     2.1
                 Closing Date                          Article 3

                 Code                                    3.11(c)
                 Commission                                 3.35
                 Commission Filings                         3.35

                 Common Stock                                3.5
                 Company                            Introduction
                 Convertible Securities                      3.5

                 Damages                                     6.5
                 Disclosure Schedule                   Article 3
                 Employee Benefit Plan                   3.22(a)

                 Environmental Law                       3.23(a)
                 ERISA                                   3.22(a)

                 ERISA Affiliate                         3.22(a)
                 Exchange                                    3.5
                 Exchange Act                            3.16(g)

                 Financial Statements                        3.8
                 GAAP                                        3.8
                 Governmental Entity                      3.6(b)

                 Intangibles                                3.14
                 Inventories                                3.34
                 Knowledge                             Article 3

                 Letter of Intent                            2.2
                 Material Adverse Effect                     3.4
                 Materials of Environmental
                 Concern                                 3.23(b)

                 Most Recent Balance Sheet                   3.1
                 Options                                     3.5

                 Ordinary Course of Business           Article 3
                 Permit                                     3.25
                 Purchase Price                              1.1

                 Purchased Shares                            1.1
                 Restricted Shares                           3.5
                 Securities Act                              2.2

                 Security Interest                           2.4
                 Seller; Sellers                    Introduction
                 Shares                             Introduction

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





                 Stock Restriction Agreements                2.2

                 Subsidiary                                  2.4
                 Taxes                                    2.9(a)
                 Tax Returns                              2.9(a)



                                    ARTICLE 8

                                  MISCELLANEOUS

             Section 8.1.  Press Releases and Announcements.  No party
                           --------------------------------
        shall issue any press release or public disclosure relating to the subject matter of this Agreement without the prior approval of the other parties, which shall not unreasonably be delayed or withheld; provided, however, that any party may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule (in which case the party making such disclosure shall advise the other parties and provide them with a copy of the proposed disclosure prior to making the disclosure). The Sellers will not permit the Company to issue any press release or public disclosure relating to the subject matter of this Agreement without complying with the provisions of this Section 8.1 as though the Company were a party hereto.

             Section 8.2.  No Third Party Beneficiaries.  This Agreement
                           ----------------------------
        shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

             Section 8.3.  Entire Agreement.  This Agreement (including
                           ----------------
        the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof.

             Section 8.4.  Succession and Assignment.  This Agreement
                           -------------------------
        shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided that the Buyer may assign its rights, interests and obligations hereunder to any Affiliate of the Buyer.

             Section 8.5.  Counterparts.  This Agreement may be executed
                           ------------
        in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

             Section 8.6.  Headings.  The article and section headings
                           --------
        contained in this Agreement are inserted for convenience only and

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





        shall not affect in any way the meaning or interpretation of this Agreement.

             Section 8.7.  Notices.  All notices, requests, demands,
                           -------
        consents and other communications which are required or permitted hereunder shall be in writing, and shall be deemed given when actually received or if earlier, two days after deposit with the U.S. postal authorities, certified or registered mail, return receipt requested, postage prepaid or two days after deposit with an internationally recognized air courier or express mail, charges prepaid, addressed as follows:

             If to the Buyer:

                  Thermo TerraTech Inc.
                  81 Wyman Street
                  Waltham, Massachusetts  02254-9046
                  Attention:  President

             With a copy to:

                  Thermo Electron Corporation
                  81 Wyman Street
                  Waltham, Massachusetts  02254
                  Attention:  General Counsel

             If to the Sellers:

                  c/o The Randers Group Incorporated
                  570 W. Seminole Road
                  Muskegon, Michigan  49444
                  Attention:  Thomas R. Eurich

             With a copy to:

                  McShane & Bowie, P.L.C.
                  1100 Campau Square Plaza
                  99 Monroe Avenue, NW
                  Grand Rapids, Michigan  49501-0360
                  Attention:  John F. Shape, Esq.

        or to such other address as any party hereto may designate in writing to the other parties, specifying a change of address for the purpose of this Agreement.

             Section 8.8.  Governing Law.   This Agreement shall be
                           -------------
        governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware. In the event litigation is maintained by a party to this Agreement against any other party to enforce this Agreement or to seek any remedy for breach, then the party prevailing in such litigation shall be entitled to recover from the non-prevailing party reasonable attorneys' fees and costs of suit.

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





             Section 8.9.  Amendments and Waivers.  No amendment of any
                           ----------------------
        provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

             Section 8.10.  Severability.  Any term or provision of this
                            ------------
        Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

             Section 8.11.  Construction.  The language used in this
                            ------------
        Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

             Section 8.12.  Incorporation of Exhibits and Schedules.  The
                            ---------------------------------------
        Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

             Section 8.13.  Survival of Representations and Warranties.
                            ------------------------------------------
        Each of the representations and warranties made by the parties hereto shall survive the Closing and the consummation of the transactions contemplated hereby in accordance with, and to the extent set forth in, Article 6 hereof.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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





             IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


        THERMO TERRATECH INC.


        By: /s/ John P. Appleton

        Title: President & Chief Executive Officer

        /s/ Thomas R. Eurich               /s/ Michael J. Krivitzky
        -------------------------          ----------------------------
        Thomas R. Eurich                   Michael J. Krivitzky


        /s/ Thomas J. McEnhill             /s/ Bruce M. Bourdon
        -------------------------          ----------------------------
        Thomas J. McEnhill                 Bruce M. Bourdon


















        AA971330010